SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 16, 1998
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                               Dime Bancorp, Inc.
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             (Exact Name of Registrant as Specified in its Charter)



          Delaware                      001-13094                11-3197414
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(State or Other Jurisdiction)          (Commission             (IRS Employer
                                       File Number)          Identification No.)


     589 Fifth Avenue
     New York, New York                                             10017
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(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code: (212) 326-6170
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                          Not applicable
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         (Former Name or Former Address, if Changed Since Last Report)




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Item 5.  Other Events.
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         On December 16, 1998, Dime Bancorp, Inc. and Lakeview Financial Corp.
issued the following joint press release:

         Dime Bancorp, Inc. to Acquire Lakeview Financial Corp.

New York, NY -- December 16, 1998 -- Dime Bancorp, Inc. (NYSE: DME) today announced it has entered into a definitive agreement to acquire Lakeview Financial Corp. (NASDAQ: LVSB) headquartered in Paterson, New Jersey in a tax-free transaction valued at approximately $110 million. Lakeview is the holding company of Lakeview Savings Bank and had assets of $573 million and deposits of $454 million at October 31, 1998. Lakeview operates eleven offices, including seven in Passaic County and four in Bergen County.

         Lawrence J. Toal, Chairman and Chief Executive Officer of Dime, said, "The purchase of Lakeview is consistent with our community banking focus and furthers our strategic objective of increasing our consumer financial services and business banking franchise in the attractive northern New Jersey market. In addition to operating efficiencies, we expect to generate additional revenues by deepening relationships with Lakeview's customers and attracting new business to the franchise. The acquisition of Lakeview improves our market share in Passaic county to 5.1% and makes us the 10th largest depository institution in New Jersey, with deposits of $2.5 billion in 29 offices."

         Kevin J. Coogan, President and Chief Executive Officer of Lakeview, commented, "This transaction is exciting news for our customers and shareholders. Our customers will be able to access a one hundred office regional branch network, a state of the art telephone banking center accessible 24 hours a day - seven days a week, and a broader menu of products and services. Our shareholders will have the opportunity to participate in the growth of the greater New York area's premier thrift."

         Under the terms of the agreement, holders of Lakeview common stock may elect to receive either 0.9 of a share of Dime common stock or $24.26 in cash for each outstanding share of Lakeview common stock, subject to a requirement that, in the aggregate, 65% of Lakeview's

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outstanding shares will be exchanged for Dime common stock and the remaining shares will be exchanged for cash. The elections of Lakeview shareholders will be subject to allocation and pro-ration if either type of the merger consideration is over-subscribed. Based on Dime's closing price on December 15, 1998, the per share value of the transaction is $22.68, factoring in both the stock and the cash portions of the consideration. The transaction, which has been approved by the Boards of Directors of Dime and Lakeview, is subject to regulatory approvals and approval of Lakeview shareholders. The transaction is expected to close during the second quarter of 1999.

         Dime said that the transaction would be accounted for as a purchase and is expected to be accretive to earnings within six months of closing. In connection with the acquisition agreement, Lakeview has granted Dime an option to acquire 19.9% of Lakeview's outstanding common stock under certain conditions.

         At September 30, 1998, Dime had assets of $21.2 billion and deposits of $13.5 billion. Dime is a regional bank serving consumers and businesses through 90 branches located throughout the greater New York City metropolitan area. Directly and through the over 200 offices of its North American Mortgage subsidiary, Dime also provides consumer financial services and mortgage banking services throughout the United States.

         This release contains certain forward-looking statements regarding each of Dime Bancorp, Inc. and Lakeview Financial Corporation, and the combined company following the acquisition. Among other things, the statement that Dime expects the transaction to be accretive to earnings within six months of closing is forward-looking in nature and subject to uncertainty. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Such factors include, but are not limited to: risks and uncertainties related to the execution of the acquisition, including integration activities, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of other transactions and events that may be subject to circumstances beyond Dime's or Lakeview's control and general economic conditions. Dime and Lakeview

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assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.






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



                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 DIME BANCORP, INC.





                                                 By: /s/ Anthony R. Burriesci
                                                    --------------------------
                                                    Name:  Anthony R. Burriesci
                                                    Title: Chief Financial
                                                           Officer


Date: December 16, 1998

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